Exhibit 12.1

                     WILLIAMS SCOTSMAN, INC.AND SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges


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


                                                                          Year Ended December 31,
                                                    ------------------------------------------------------------
                                                       1994          1995         1996         1997        1998
                                                       ----          ----         ----         ----        ----
                                                                     (Dollars in thousands)
Earnings:
     Earnings from continuing
       operations before income taxes
       and extraordinary item                         $  1,772     $  7,422      $15,175     $  9,965       $12,559
     Fixed charges from below                           19,468       23,353       26,755       44,767        67,042
                                                        ------       ------       ------       ------        ------
       Total earnings                                  $21,240      $30,775      $41,930      $54,732       $79,601
                                                        ------       ------      -------      -------       -------

Fixed Charges:
     Interest                                          $18,705      $22,485      $25,797      $43,611       $65,060
     Interest component of rent expense:
       Total rent expense                             $  2,288     $  2,605     $  2,875     $  3,468      $  5,947
       Portion considered interest expense                 33%          33%          33%          33%           33%
                                                        ------      ------       ------       ------        ------
                  Interest component                 $     763   $     868     $    958      $  1,156      $  1,982
                                                       -------    --------      --------      -------      --------
                  Total fixed charges                  $19,468     $23,353      $26,755       $44,767       $67,042
                                                        ------    ---------    ---------      -------       -------

Earnings to Fixed Charges                                 1.1x        1.3x         1.6x          1.2x          1.2x
                                                          ===         ===          ===           ===           ===
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